Exhibit 99.1
Redwire Elects The Honorable Frank Calvelli to Board of Directors
Calvelli served as Assistant Secretary of the Air Force for Space Acquisition and Integration –the Pentagon’s first-ever senior acquisition executive in charge of military space programs
JACKSONVILLE, Fla. (March 17, 2026) – Redwire Corporation (NYSE: RDW), a global leader in aerospace and defense technology solutions today announced that its Board of Directors has elected The Honorable Frank Calvelli as its newest member, effective March 12, 2026.
Calvelli previously served as Assistant Secretary of the Air Force for Space Acquisition and Integration and was the Pentagon’s first service acquisition executive for U.S. Space Force space systems and programs. In this role, Calvelli enhanced speed and collaboration in developing systems for the U.S. Space Force, while also synchronizing efforts across the Department of Defense and with broader government, to get new capabilities into the hands of warfighters.
“Frank brings unique customer perspective and trusted experience within the national security sector, and he joins Redwire’s Board of Directors at an exciting time within the company's growth trajectory,” said Peter Cannito, Redwire Chairman and CEO. “His experience will be invaluable, and I look forward to working with him and the Board as we position Redwire to deliver even more critical capabilities for U.S. warfighters.”
Prior to his tenure at the Air Force, Calvelli served for eight years as the Principal Deputy Director of the National Reconnaissance Office. Overall, he has more than 36 years of experience in national security space acquisitions.
Calvelli earned a bachelor’s degree in computer and information sciences from the State University of New York at Potsdam and an MBA from Loyola College in Baltimore, Maryland.

About Redwire
Redwire Corporation (NYSE:RDW) is an integrated space and defense tech company focused on advanced technologies. We are building the future of aerospace infrastructure and autonomous systems, leveraging digital engineering and AI automation. Redwire’s approximately 1,400 employees located throughout North America and Europe are committed to delivering innovative space and airborne platforms transforming the future of multi-domain operations. For more information, please visit RDW.com.

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